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                                                                   EXHIBIT 10.15
                               IN FOCUS SYSTEMS, INC.

                                AMENDMENT NO. 4 TO
                            DIRECTORS' STOCK OPTION PLAN



     The Board of Directors of In Focus Systems, Inc. approved the following amendments to the In Focus Systems, Inc. Directors' Stock Option Plan (the "Plan") on January 22, 1999.


     1. Section 5.B. of the Plan is hereby amended to provide in its entirety as follows:

          "B. AUTOMATIC GRANT OF OPTIONS UPON REELECTION AS DIRECTOR. Subject to Paragraph 4 herein, each Eligible Director shall automatically be granted an Option to purchase 10,000 shares of the Company's Common Stock on the date of each annual meeting of the Company's shareholders at which the director is reelected to the Company's Board of Directors. The per share exercise price of each such option shall be the fair market value (as defined in Section 5.E below) of a share of the Company's Common Stock on the date of grant, and the date of grant shall be the date of the annual shareholders' meeting at which the director is reelected."

     2. Section 5.C. of the Plan (including all subsections and subparagraphs) is hereby deleted in its entirety.